                                                                    EXHIBIT 10.5


                         TRI-FAST PARTNERSHIP AGREEMENT


         This Agreement entered into as of November 19, 1996, (the "Commencement Date") among RHI Holdings, Inc. which shall hold its interest on behalf of Fairchild Fasteners, a division of Fairchild Holding Corporation ("Fairchild", a a subsidiary of The Fairchild Corporation), Banner Aerospace, Inc. ("Banner") and Edwards & Lock Management Corporation (Special-T Fasteners) ("Special-T"). Each of the parties, and any future parties to this Agreement are sometimes collectively referred to herein as "Partners" and each individually as "Partner".

                                    RECITALS

         1. Fairchild, Banner and Special-T (the Partners) desire to form Tri-Fast S.A.R.L. ("Tri-Fast") as a French corporation. Fairchild wishes to invest in the corporation to increase recognition of its products in Europe. Banner wishes to invest in the corporation to market the products of two of its subsidiaries, Burbank Aircraft Supply, Inc. and Harco, Inc. in Europe. Special-T wishes to invest in the corporation to market its products in Europe. Tri-Fast S.A.R.L. will be treated as a partnership for United States income tax purposes (the "Partnership").

         2. Fairchild, Banner and Special-T hold their Partnership interests for the purpose of owning the French corporation, Tri-Fast, S.A.R.L.

         3. Each Party believes benefits shall be derived from the Partnership and desires to enter into this Partnership.

         4. The Corporation's initial marketing office will be in France. The Partnership's principle place of business will be in Los Angeles, California.

         5.      Special-T shall own a 50% interest in the  Partnership.
Banner and Fairchild shall each own a 25% interest in the Partnership. Special-T shall be responsible for 50% of the expenses and Banner and Fairchild shall each be responsible for 25% of the expenses.

         6. Burbank Aircraft Supply, Inc., Harco, Inc. and Special-T will each pay a fee to the Partnership for sales generated by efforts of the Tri-Fast marketing representatives. The customers and countries for which fees shall be paid shall be agreed upon, from time to time, in separate written agreements which shall be addendums to this Agreement.

         7.  The Partnership will own 100 of the shares of Tri-Fast, S.A.R.L.


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         NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties agree as follows:

         1. Formation of Partnership: Fairchild, Banner, and Special-T shall form the Partnership the purpose of which will be to own the stock of Tri_Fast, S.A.R.L. "Tri-Fast" as a French S.A.R.L. in France. Initially, Tri-Fast, S.A.R.L. will operate an office in France. Other Tri-Fast marketing offices may be opened from time to time. Initially, the French office will be staffed with two marketing representatives, which number may be changed, from time to time, upon mutual agreement of the Partners.

         The Partnership may do all acts and things necessary to accomplish the above described purpose(s), and may engage in any activity incidental to the accomplishment of such purpose(s), but nothing in this agreement (the "Agreement") shall be construed to authorize any party to act as an agent for another party or the Partnership, except as specifically provided in this Agreement. The Partners duties to each other arise under and relate solely to the business of this Partnership.

         2. Ownership of the Partnership. Special-T shall own 50% of the Partnership. Banner and Fairchild shall each own 25% of the Partnership. Special-T shall pay 50% of all expenses and receive 50% of all distributions and profits. Fairchild and Banner shall each pay 25% of all expenses and shall each receive 25% of all distributions and profits. All tax benefits and liabilities shall be split 25% to Fairchild, 25% to Banner and 50% to Special-t.


         3. Ownership of the Corporation. The Partnership will own 100% of Tri-Fast.

         4.      Capital Contributions and Capital Account

4.1 Initial Capital Contribution. Special-T shall contribute $5,000.00 for initial operating capital to the Partnership ("Initial Capital Contribution"). Fairchild and Banner shall each contribute $2,500.00 for initial operating capital which constitutes Fairchild's and Banner's Initial Capital Contributions.

4.2 Additional Capital Contribution. It is expected that the initial annual operating budget shall be U.S. $200,000. Special-T, Banner and Fairchild shall contribute other amounts as mutually determined and agreed upon (the "Additional Capital Contributions").

         Cyril Blavet, who shall be the first employee of Tri-Fast, has been on the payroll of a subsidiary of Fairchild for approximately six months for purposes of training. Special-T has also contributed to the expense of training Mr. Blavet. The Partners individually may have incurred other expenses related to Mr. Blavet. The parties agree that the Partnership Tri-Fast shall reimburse Special-T and Fairchild's subsidiary for





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training and other reasonable expenses incurred with respect to Mr. Blavet.
The Partners acknowledge and agree that an additional capital contribution or loan to the Partnership may be required in order to reimburse Fairchild's subsidiary and Special-T for initial and ongoing expenses of Tri-Fast for which there is not enough revenue generated by Tri-Fast to pay for those expenses.

4.3 Maintenance of Capital Accounts. "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a) Credits To Capital Accounts: To each Partner's Capital Account there shall be credited:

(1)      such Partner's Initial Capital Contribution;

(2) such Partner's Additional Capital Contributions made from time to time;

(3)      such Partner's distributive share of profits;

(4) any items in the nature of income or gain which are specially allocated; and

(5) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(b) Debits to Capital Accounts: To each Partner's Capital Account there shall be debited:

(1) the amount of cash and the property distributed to such Partner pursuant to any provision of this Agreement;

(2)      such Partner's distributive share of losses;

(3) any items in the nature of expenses or losses which are specially allocated; and

(4) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c) Transfer of Capital Accounts: If any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d) Capital Account Code and Regulations: In determining the amount of any





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         liability for purposes of Sections (3(a) or 3(b)) hereof, there shall be taken into account Internal Revenue Code ("Code") Section 752(c) and any other applicable provisions of the Code and Regulations.

4.4 No Interest on Contributions. No interest shall accrue or be paid on any contributions by Partners to the capital of the Partnership, and no Partner shall be entitled to demand a return of its capital contribution, except as expressly provided in this Agreement.

4.5. Nature of Interests. Except as expressly provided in this Agreement, all property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership, and none of the Partners shall have any direct ownership of such property.

4.6. No Assumption. In connection with the formation of the Partnership, the Partnership shall not and does not assume any liability or obligation of any Partner except as expressly provided in this Agreement.

5.  Books, Records and Reports.

5.1 Preparation of Tax Returns. Fairchild shall prepare all required federal, state, and local tax returns and submit those returns to the Partners for review prior to filing. Fairchild shall keep the Partners informed as to all material issues arising in connection with the preparation of all such returns, shall take into consideration any views expressed by the Partners on matters relating to the preparation of any such returns, and shall provide the Partners such assistance and cooperation (including, without limitation, reasonable access to documents and financial information) as may be reasonably necessary to allow the Partners to satisfy their separate federal, state, and local tax return and other tax obligations.

5.2 Designation of Tax Matters Partner. Fairchild shall be the Tax Matters Partner of the Partnership as defined in Section 6231(a)(7) of the Code.

5.3 Financial Records. At all times during the term of the Partnership, Special-T shall keep complete and accurate books and records (and supporting documentation) of the Partnership, which books shall be subject to audit by Fairchild and Banner. Financial statements shall be distributed monthly to partners.

5.4 Bank Accounts. The Partnership shall maintain accounts for the deposit and disbursement of all funds of the Partnership. All funds of the Partnership shall be promptly deposited in such accounts.

5.5      Taxable and Fiscal Year of Partnership.  The "Taxable Year" of the
Partnership





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shall be the same as the taxable year of Special-T which begins April 1st of each calendar year and ends March 31st the following calendar year. The Partnership's "Fiscal Year" shall mean: (I) the period commencing on the effective date of this Agreement and ending on March 31, 1997; (ii) any subsequent twelve month period commencing on April 1st and ending on March 31st; or (iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, or loss or deduction.

5.6 Income Tax Proceedings. The Tax Matters Partner shall notify the Partners of all administrative and judicial tax proceedings relating to the Partnership. The Tax Matters Partner shall have the right to retain professional assistance in respect of any audit of the Partnership. Expenses of any tax proceedings undertaken by the Tax Matters Partner shall be paid for out of the Partnership's assets. The cost of any adjustment to a Partner, and the cost of any resulting audits or adjustments to a Partner's tax return, shall be borne solely by the affected Partner.

5.7 Responsibilities regarding Tri-Fast, S.A.R.L. It is understood and agreed that the Partnership is the 100/% owner of Tri-Fast S.A.R.L. and shall be responsible for managing the financial records of Tri-Fast S.A.R.L. Fairchild shall be responsible for the preparation of any and all tax returns relating to Tri-Fast S.A.R.L. Fairchild shall prepare all required federal, state and local tax returns and submit those returns to the Partners for review prior to filing. Fairchild shall keep the shareholders of Tri-Fast, S.A.R.L. informed as to all material issues arising in connection with the preparation of all such returns, shall take into consideration any views expressed by the shareholders on matters relating to the preparation of any such returns and shall provide the Partners such assistance and cooperation (including, without limitation, reasonable access to documents and financial information) as may be reasonably necessary to allow the shareholders to satisfy their separate federal, state and local tax returns and other tax obligations. Similarly, Special-T shall be responsible for the preparation of all financial records relating to Tri-Fast S.A.R.L. Special-T shall keep complete and accurate books and records (and supporting documentation) of Tri-Fast, S.A.R.L., which books shall be subject to audit by the other shareholders. Special-T shall circulate financial statements monthly to each of the shareholders of Tri-Fast S.A.R.L.

         6. Product Sales. The products shall be sold as follows: Burbank Aircraft Supply, Inc., Harco, Inc. and Special-T each will control price quotations, negotiations and whether and at what price to sell the products which it distributes. The Corporation's market representatives (the "Market Representatives") will have no authority to establish prices for the sale of each Partner's products. The prices shall only be set by Burbank Aircraft Supply, Inc. for its products, Harco, Inc., for its products and Special-T for its products. If the potential customers choose to purchase the products, the potential customer may either contact Burbank Aircraft Supply, Inc., Harco, Inc. or Special-T directly or through the Market Representative. If the potential





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customer inquires through a  Representative, that Representative shall contact
Burbank Aircraft Supply, Inc., Harco, Inc. or Special-T, whichever the customer requests. Then, Banner, Fairchild or Special-T shall talk directly with the customer.

         7. Fees Paid to Tri-Fast for Consummated Sales. Burbank Aircraft Supply, Inc., Harco, Inc. and Special-T shall each pay a fee to the Partnership for each Consummated Sale (as defined below) initiated and
generated by  the efforts of a Tri-Fast Market Representative.   The customers
and countries for which fees shall be paid to Tri-Fast shall be agreed upon, from time to time, in separate written agreements which shall be addendums to this Agreement. For purposes of this Agreement, "consummated sale" shall mean "a completed transaction, for which seller has collected receivables for the sale".

         8. Office Expenses. To the extent feasible, expenses for the Partnership's and the Tri-Fast S.A.R.L. office shall be paid from the percentage of sales that each Partner pays into the Partnership. However, each Partner shall remain liable for its percentage share of the office expenses in accordance with the Partner's percentage interest in the Partnership Interest.

         9. Term of Agreement. The term of the Partnership will automatically extend for one-year periods, unless and until Fairchild, Banner, or Special-T shall give notice to the other Partners of its intention not to extend the term of the Partnership, not less than thirty days prior to any anniversary of the Commencement Date. No termination or expiration of the term shall, however, affect the rights of the Partners to any partnership distribution following termination or expiration of the term of the Partnership. Upon termination or expiration of the term of the Partnership, the Partnership shall pay, to the extent of its ability to do so, all obligations of the Partnership, and any amount remaining thereafter shall be distributed between the Partners pro rata based upon their respective interests in the Partnership. Any of the Partners may terminate this Agreement immediately upon: (a) one of the Partner's breach of the Agreement or any of its obligations hereunder; (b) the insolvency, assignment for the benefit of creditors, receivership or bankruptcy of one of the Partners; (c) governmental action, determination, decision or directive which significantly impairs the effectiveness of the relationship created or (d) 90 days written notice, for any reason, as provided in the Notice Provision 26.

         10. Budget. The Partners, each year, shall develop and mutually agree upon a Partnership budget which budget shall include a budget for Tri-Fast S.A.R.L. (the "Budget") for the next year 90 days prior to each anniversary of the Commencement Date.
If the Partners are not able to agree upon a Budget, the Agreement shall terminate at the subsequent anniversary of the Commencement Date.

         11. Transfer of Interest; Additional Partners. Neither Partner may sell, assign,





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pledge, alienate or otherwise dispose of its interest in the Partnership, without the prior written approval of the other Partners; and subject to that approval, the selling Partner shall offer its interest to the other at the same price, terms and conditions as are offered by a bona fide third party purchaser; provided, however, the transfer by a Partner of its interest in the Partnership to any "Affiliate" of that Partner, or any successor by merger, shall not be deemed a transfer requiring the transferring Partner (I) to obtain the approval of the other Partners; or (ii) to offer to sell its interest in
the Partnership to the other Partners.    For purposes hereof, an Affiliate of
a Partner shall be deemed to mean and include any person directly or indirectly controlling or controlled by or under direct or indirect common control with that Partner. No additional partner shall be admitted to the Partnership without the prior written approval of each Banner, Fairchild and Special-T.

         12. Voluntary Withdrawal. No Partner shall have the right to withdraw from the Partnership without the consent of each remaining Partner.
If each remaining Partner consents to the withdrawal of the withdrawing Partner, then there shall be a settlement of the capital accounts. In order to determine the value of the Partnership at the time of withdrawal, the value of the Corporation shall be its book value.

         13. Withdrawal. Except as otherwise provided in this Agreement, no Partner shall at any time retire or withdraw from the Partnership or withdraw any amount out of his Capital Account. Any Partner retiring or withdrawing in contravention of this Section shall indemnify, defend, and hold harmless the Partnership and all other Partners (other than a Partner who is, at the time of such withdrawal, also in default under this Agreement) from and against any losses, expenses, judgments, fines, settlements, or damages suffered or incurred by the Partnership or any such other Partner arising out of or resulting from such retirement or withdrawal.

         14.     Dissolution.

(a) Dissolution. The Partnership shall be dissolved upon the first of the following to occur:

(1)      Upon the election to dissolve the Partnership by all of the Partners;

(2) Upon the happening of any event of withdrawal with respect to any Partner, unless there are at least two remaining Partners, and a majority of the remaining Partners, within ninety (90) days of the action by or affecting the withdrawing Partner, elect in writing not to dissolve and to continue the business of the Partnership; or

(3) The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution.





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         Upon dissolution of the Partnership, the business and affairs of the
         Partnership shall terminate and be wound up, and the assets of the Partnership shall be liquidated under this Section 14.

(b) Effective Time of Dissolution. Dissolution of the Partnership shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until there has been a winding up of the Partnership's business and affairs, and the assets of the Partnership have been distributed as provided in
         Section 16.

(c) Sale of Assets. Upon dissolution of the Partnership, the Partners may cause any part or all of the assets of the Partnership to be sold in such manner as the Partners shall determine in an effort to obtain the best prices for such assets; provided, however, that the Partners may distribute assets of the Partnership in kind to themselves to the extent practicable.

         15. Articles of Dissolution. Upon the dissolution and commencement of the winding up of the Partnership, an authorized Partner shall execute, acknowledge, and file any and all instruments necessary or appropriate to reflect the dissolution of the Partnership.

         16. Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Partnership shall be paid in the following order:

(a) Creditors. First, to creditors (other than Partners) in the order of priority provided by law.

(b) Partner Loans. Second, towards repayment of any other outstanding loans, made by any of the Partners to the Partnership.

(c) Capital Accounts. Third, an amount equal to the then-remaining credit balances in the Capital Accounts of the Partners shall be distributed to the Partners in proportion to the amount of such balances.

(d) Partners. Fourth, any remainder shall be distributed to the Partners of the Partnership in proportion to their respective percentage interests as described in Section 2.

         17. Deficit Capital Accounts. In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall contribute to the capital of the Partnership the amount necessary to





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restore such deficit balance to zero in compliance with Regulations Section
1.704-1(b)(2)(ii)(b)(3).

         18. Distributions in Kind. If any assets of the Partnership are distributed in kind, such assets shall, except as otherwise agreed by the Partners, be distributed to the Partners entitled thereto as tenants-in-common in the same proportions as the Partners would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Partners. If distributions in kind are made to the Partners upon dissolution and liquidation of the Partnership, the Capital Account balances of such Partners shall be adjusted to reflect the Partners' allocable share of gain or loss which would have resulted if the distributed property had been sold immediately prior to such distribution at its fair market value.

         19. Management and Voting Rights. The Partnership shall be managed by all of its Partners. The Partners shall meet semi-annually to discuss Partnership business. Special-T shall be responsible for keeping the records of the Partnership and for keeping the minute book of Tri-Fast, S.A.R.L. After each Corporation and Partnership meeting, Special T shall distribute to each of the Partners and/or shareholders the minutes of the meeting to each of the Partners and/or Shareholders. It is understood and agreed that the respective holdings of the Partners of any voting shares of, or voting interests in, the Partnership shall be as follows: Special-T: 50%;
Fairchild: 25%; Banner: 25%.

         The Partners may elect one or more managers, officers, or agents who may, but need not, be related to the Partners of the Partnership, with such titles, duties and compensation as may be designated by the Partners, subject to any applicable restriction specifically provided in this Agreement.

         20. Limitations. Notwithstanding the foregoing, no Partner shall, without the consent of Partners holding (in the aggregate) at least 75% of the Voting Percentage Interests (a "Supermajority of the Partners") have the authority to take any of the following actions except as specifically authorized herein:

(a) Incur Indebtedness or Obligations. Endorse any note, act as an accommodation party, or otherwise become surety for any person in such a manner as to bind the Partnership or any Partner; borrow or lend money on behalf of the Partnership; make, deliver, or accept any commercial paper for or on behalf of the Partnership; execute any mortgage, security agreement, bond, or lease with respect to any property for or on behalf of the Partnership; or purchase, contract to purchase, sell, or contract to sell any property for or on behalf of the Partnership.

(b) Draws on Partnership. All checks drawn on the account or accounts of the





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         Partnership, in an amount of $50,000 or greater, or any series of related checks, which are outside the ordinary course of business, and which aggregate more than $50,000, shall require two signatures, one signature from a senior officer representing one Partner, and one signature from a senior officer representing one of the two remaining Partners who has not yet signed the check.

(c) Encumber Property. Sell, assign, transfer, mortgage, pledge, create a security interest in, or hypothecate any Partnership property to any person, firm, or corporation, other than the parties hereto.

(d)      Confess Judgment.  Confess a judgment against the Partnership.

         21. Confidentiality. Subject to applicable law, each Partner agrees to maintain the confidentiality of this Agreement and of any proprietary or confidential information relating to the Partnership and the other Partner(s) to which such Partner has or obtains knowledge or access through such Partner's position as a Partner. Notwithstanding anything to the contrary contained in this Agreement, any proprietary or confidential information of the Partnership and the other Partner(s) shall be disclosed only to those officers, directors, employees and agents of such Partner having a need to know such information for purposes of performing their duties, and engaging in activities, contemplated by this Agreement. Each Partner shall (and shall cause its officers, directors, employees and agents to) treat the proprietary and confidential information of the Partnership and the other Partner(s) with the same degree of confidentiality that is customarily afforded to each Partner's own confidential information of equivalent significance. Upon the termination of the Partnership, all proprietary and confidential information that is contained in any written or other physical form shall be returned to the appropriate Partner by the other Partner(s) (or destroyed with no copies retained). Notwithstanding the foregoing, the confidentiality requirement set forth in this Section 20 shall not apply to the proprietary and confidential information of the Partnership or the other Partner(s) that is (a) generally available to the public other than as a result of wrongful disclosure by the Partner or its officers, directors, employees or agents, (b) available to such Partner on a nonconfidential basis from a source other than the Partnership, the other Partner(s), or their respective officers, directors, employees or agents, or (c) known by such Partner prior to such access or disclosure, or independently discovered or developed by such Partner without use of the proprietary and confidential information of the Partnership.

         22. Compensation of Partners. Except as may be agreed upon by vote of all the Partners, no Partner shall receive any salary, commission, or fee for services rendered to the Partnership.

         23. Compliance with Laws. The Partners shall conduct the business of the Partnership in compliance with all applicable laws of the United States of America and





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the jurisdictions where the Partnership does business.

         24. Arbitration. Any dispute arising out of this contract shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction.
The arbitrator shall be a retired judge of the Los Angeles Superior Court jointly agreed to; if the parties cannot agree, the Presiding Judge of the Los Angeles Superior Court shall appoint the arbitrator. In addition to the Commercial Arbitration Rules, the parties to said arbitration shall have all rights to conduct discovery pursuant to the California Code of Civil Procedure and the Arbitrator shall have the power to compel discovery pursuant to the Code of Civil Procedure.

         25. Governing Law. The Partnership shall be conducted as a general partnership under California law.

         26. Partnership Agreement controls. Each of the Partners acknowledges and agrees that if there is a dispute arising from differing provisions in this Partnership Agreement and the By-laws of Tri-Fast S.A.R.L., then the provisions in this Partnership Agreement control and supersede the By-laws of Tri-Fast S.A.R.L.

         27. No Waiver. Any waiver of any provision of this Agreement by either party, shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver be construed as a waiver of such provision respecting any future event or circumstances.

         28. Notices. All notices shall be in writing and shall be deemed served fourteen (14) days after deposit in registered, certified or first-class mail, postage prepaid, to the parties at the addresses indicated or such other addresses as designated by written notice.

                                  RHI Holdings, Inc.
                                  ------------------
                                  300 West Service Road
                                  P.O. Box 10803
                                  Chantilly, Virginia 20151
                                  Attn: Donald E. Miller, General Counsel

                                  Banner Aerospace, Inc.
                                  ---------------------
                                  P.O. Box 20260
                                  Washington, D.C.  20041
                                  Attn: Warren Persavich, Sr. Vice President

                                  Special-T Fasteners
                                  -------------------
                                  20660 Nordhoff Street






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                                  Chatsworth, California 91311
                                  Attn: Robert Edwards, President

         29. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties. This Agreement may be changed or amended only by a written instrument duly signed by all the parties hereto.

         30. Survival. In the event any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any provision is held illegal or unenforceable in whole or in part, then such provision shall be construed and enforced to such extent as it may be legal and enforceable, and all other provisions of this Agreement shall be given effect separately therefrom and shall not be affected thereby.

         31. Captions. The captions of the several sections of this Agreement have been inserted for convenience only and do not constitute a part of this Agreement.

[The remainder of this page has been left blank intentionally.]





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         IN WITNESS WHEREOF, to be legally bound hereby, the parties hereto have executed this Agreement on the date and year first written above.

PARTNER                                            PARTNER
-------                                            -------
EDWARDS LOCK                                       R.H.I. HOLDINGS, INC.
MANAGEMENT CORPORATION


--------------------------                         -------------------------
Robert Edwards                                     Donald E. Miller


                                                   PARTNER
                                                   -------
                                                   BANNER AEROSPACE, INC.



                                                   -------------------------
                                                   Warren Persavich